Filed Pursuant to Rule 424(b)(7)
Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

402,447,679 Class A Shares

Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014, April 1, 2015, July 1, 2015 and October 1, 2015 (as supplemented, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

S-1

SELLING SHAREHOLDERS

On or about November 5, 2015, Windy, L.L.C. exercised the Exchange Right with respect to 275,468 of its Class B shares, AAP units and general partner units and then distributed the resulting 275,468 Class A shares to Reed Capital Partners, LLC.  Additionally, on or about November 18, 2015, the Mark E. Strome Living Trust transferred 475,000 of its Class B shares, AAP units and general partner units to the Old Dominion University Educational Foundation, which subsequently exercised the Exchange Right and received the resulting 475,000 Class A shares.  We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering	Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
Windy, L.L.C.(1)	17,905,425	2.95%	17,905,425	—	—
Reed Capital Partners, LLC(2)	275,468	*	275,468	—	—
Mark E. Strome Living Trust(3)	11,902,714	1.96%	11,902,714	—	—
Old Dominion University Educational Foundation(4)	475,000	*	475,000	—	—

*  Less than one percent.

(1)         W. David Scott, the President of Tetrad Corporation, which is the sole manager of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Scott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)         Each of John T. Reed, John T. Reed, Jr. and Anna Lee Welch, managers of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder.  Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(3)         Mark E. Strome, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Strome disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(4)         Each of Alonzo C. Brandon and Richard A. Massey, Executive Director and Assistant Treasurer, respectively, of the selling shareholder, exercises sole voting and dispositive power over the Class A Shares held by the selling shareholder.  Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

S-2